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                                                                     Exhibit 5.1
                     Law Offices of Leonard R. Glass, P.A.
                                45 Central Ave.
                                Tenafly NJ 07670

                                 July 30, 1999

CTC Communications Group, Inc.
220 Bear Hill Rd.
Waltham MA 02451

CTC Communications Corp.
220 Bear Hill Rd.
Waltham MA 02451

   Ladies and Gentlemen: We have acted as counsel to CTC Communications Group, Inc., a Delaware corporation ("CTC Group"), in connection with the proposed formation of a holding company structure for CTC Communications Corp., a Massachusetts corporation ("CTC Communications"), through the merger (the "Merger") of CTC-Newco, Inc., a Delaware corporation ("CTC-Newco") and a wholly-owned subsidiary of CTC Group, and CTC Communications, pursuant to an Amended and Restated Agreement and Plan of Reorganization among CTC Group CTC-Newco and CTC Communications dated as of March 1, 1999 (the "Merger Agreement").

   This opinion is being rendered in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by CTC Group relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 13,907,704 shares of Common Stock, $0.01 par value (the "CTC Group Common Stock"), and 666,666 shares of Series A Convertible Preferred Stock, $1.00 par value (the "CTC Group Preferred Stock"), to be issued in the Merger.

   For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Certificate of Incorporation of CTC Group, as in effect on the date hereof; (iv) the By-Laws of CTC Group, as in effect on the date hereof; (v) resolutions adopted by the Board of Directors of CTC Group relating to the Merger and the issuance and delivery of the CTC Group Common Stock and Preferred Stock in connection therewith; and (vi) such other documents, certificates and other records as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

   In rendering the opinions set forth below, we have relied upon the representations and warranties of each of the parties as set forth in the Merger Agreement and representations made by the management of CTC Group and the management of CTC Communications.

   Our opinion assumes that the transactions described in the Merger Agreement will be consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we relied are true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

   Based upon the foregoing, and subject to the qualifications hereinbefore expressed, we are of the opinion that:

   (1) The CTC Group Common Stock and CTC Group Preferred Stock will be validly issued, fully paid and non-assessable assuming (i) the issuance in accordance with the terms of the Merger Agreement; (ii) the
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CTC Group Board of Directors have taken appropriate action to authorize the issuance of the CTC Group Common Stock and CTC Group Preferred Stock; (iii) CTC Communications shareholders shall have approved the Merger by the requisite vote; and (iv) the Merger shall have been consummated in accordance with the terms of the Merger Agreement and the laws of the States of Delaware and Massachusetts.

   (2) The Merger will, under current law, constitute a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   (3) The aggregate tax basis to a CTC Communications stockholder of the CTC Group Common Stock and CTC Group Preferred Stock received in exchange for CTC Communications Common Stock and CTC Communications Preferred Stock pursuant to the Merger will equal such CTC Communications stockholder's tax basis in the CTC Communications Common Stock and CTC Communications Preferred Stock surrendered in exchange therefor.

   (4) The holding period of a stockholder for the CTC Group Common Stock and CTC Group Preferred Stock Group will include the holding period of such CTC Communications Common Stock and CTC Communications Preferred Stock surrendered in exchange therefore provided that such CTC Communications Common Stock and CTC Communications Preferred Stock was held as a capital asset at the effective date of the Merger.

   We are further of the opinion that the statements contained in the Proxy Statement and Prospectus constituting part of the Registration Statement under the caption "FEDERAL INCOME TAX CONSEQUENCES" describing certain Federal income tax consequences to holders of CTC Communications Common Stock and Preferred Stock, as qualified therein, constitute an accurate description, in general terms, of the indicated Federal income tax consequences of the Merger.

   This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Neither CTC Group nor CTC Communications has requested a tax ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws occurring subsequent to the date of this opinion.

   This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in said Registration Statement and the Proxy Statement and Prospectus constituting a part thereof, and any amendments thereof.

   This firm also acts as counsel for CTC Communications and Leonard R. Glass, Esq., a member of this firm, is a stockholder of CTC Communications.

                                          Very truly yours,

                                               /s/ Law Offices of Leonard R.
                                                        Glass, P.A.
                                          _____________________________________
                                             Law Offices of Leonard R. Glass,
                                                           P.A.